EXHIBIT 4.6

     FIRST SUPPLEMENTAL INDENTURE (this "First Supplemental Indenture") dated as of December 23, 1997, among R&B Falcon Corporation, a Delaware corporation ("Parent"), Reading & Bates Corporation, a Delaware corporation (the "Company"), and IBJ Schroder Bank & Trust Company, a New York banking corporation, as trustee (the "Trustee"), under the Indenture (the "Indenture") dated as of August 29, 1989, between the Company and the Trustee.

          WHEREAS pursuant to an Agreement and Plan of Merger dated as of July 10, 1997 (the "Merger Agreement"), among Parent, FDC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("SubF"), Reading & Bates Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("SubR"), Falcon Drilling Company, Inc. ("FDC") and the Company, SubF merged with and into FDC (the "FDC Merger"), SubR merged with and into the Company (the "R&B Merger", and, together with the FDC Merger, the "Mergers") with FDC and the Company continuing as the surviving corporations in the Mergers, and thereupon becoming wholly owned subsidiaries of Parent; and

          WHEREAS pursuant to the Merger Agreement, each outstanding share of common stock, par value $0.05 per share, of the Company ("R&B Common Stock") will be converted into 1.18 shares of common stock, par value $.01 per share, of Parent ("Parent Common Stock"); and

          WHEREAS as a result of the conversion of R&B Common Stock into Parent Common Stock, Parent is required to execute and deliver to the Trustee a supplemental indenture pursuant to Section 12.05 of the Indenture;

          NOW THEREFORE, Parent hereby covenants and agrees with the Trustee for the benefit of the present and future holders of the Securities as follows:

                                 ARTICLE I

          SECTION 1.01 Conversion Right. The holder of each Security outstanding as of the date the Mergers are consummated shall have the right, during the period such Security shall be convertible as specified in
Section 12.01 of the Indenture, to convert such Security into shares of Parent Common Stock equal to 1.18 times the number of shares of R&B Common Stock such holder would have had the right to receive upon conversion immediately prior to the date of the consummation of the Mergers.

          SECTION 1.02 Antidilution Adjustments. The conversion price in effect at any time shall be subject to adjustment as set forth in Section
12.04 of the Indenture.

                                ARTICLE II

          SECTION 2.01 Amendment to Definition of "Common Stock". The definition of "Common Stock" set forth in Section 1.01 of the Indenture is hereby amended by deleting the proviso thereto and replacing it with the following:

          "provided, however, that for the purposes of Sections 12.02, 12.03, 12.04, 12.05, 12.06, 12.07, 12.08, 12.09 and 12.11,
          "Common Stock" means only shares of the class designated as Common Stock of the Parent as of December 23, 1997 or as the same may be reconstituted from time to time and stock of any other class into which such shares may hereafter have been changed. As of December 23, 1997, the Common Stock, par value $.01 per share, of the Parent constitutes the Common Stock of the Parent for the purposes of Sections 12.02, 12.03, 12.04, 12.05, 12.06, 12.07,
          12.08, 12.09 and 12.11 herein."


          SECTION 2.02 Definition of "Parent". The following definition shall be added to Section 1.01 of the Indenture:

          "Parent:

               The term "Parent" shall mean R&B FALCON CORPORATION, a corporation organized under the laws of the State of Delaware."

          SECTION 2.03 Amendment to Section 12. Sections 12.04, 12.05, 12.06, 12.07, 12.09, 12.11 and 12.14 of the Indenture are hereby amended such that each reference therein to "the Company" shall be deemed to read "the Parent".

                                ARTICLE III

          SECTION 3.01 First Supplemental Indenture. The Trustee accepts the provisions of this First Supplemental Indenture upon the terms and conditions set forth in the Indenture as amended by this First Supplemental Indenture.

          SECTION 3.02 Other Terms of Indenture. Except insofar as herein otherwise expressly provided, all the provisions, terms and conditions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

          SECTION 3.03 Definitions. Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Indenture unless the context of this First Supplemental Indenture otherwise requires.

          SECTION 3.04 Governing Law. This First Supplemental Indenture shall be deemed to have been made under the laws of the State of New York and shall for all purposes be governed by, and construed in accordance with, the laws of such State.

          SECTION 3.05 Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which when taken together shall constitute but one instrument.
          SECTION 3.06 Effective Time. This First Supplemental Indenture shall become effective at 11:59 p.m. (Eastern Standard Time) on December 31, 1997.

          SECTION 3.07 Separability. In case any one or more of the provisions contained in this First Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this First Supplemental Indenture, the Indenture or the Securities, but this First Supplemental Indenture, the Indenture and the Securities shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

          IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their respective authorized officers as of the date first written above.

                              R&B FALCON CORPORATION,

                              by
                                 ________________________
                                 Name:  Steven A. Webster
                                 Title: Chief Executive Officer

                              Attest:

                                 ________________________
                                 Name:

                                 READING & BATES CORPORATION,

                                 by

                                 ________________________
                                 Name:  Paul B. Loyd, Jr.
                                 Title: Chairman of the Board
                                        and Chief Executive Officer

                                 Attest:

                                 ________________________
                                 Name:

                                 IBJ SCHRODER BANK & TRUST COMPANY
                                 as Trustee,

                                 by

                                 ________________________
                                 Name:  Luis Perez
                                 Title: Assistant Vice President

                                 Attest:

                                 ________________________
                                 Name: